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                                                                      Exhibit 11


                             THE PIONEER GROUP, INC.

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                        COMPUTATION OF EARNINGS PER SHARE
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



COMPUTATION FOR CONSOLIDATED
STATEMENT OF INCOME                                            YEAR ENDED DECEMBER 31,
-------------------                                            -----------------------



                                                 1996                1995               1994
                                                 ----                ----               ----
NET INCOME (1)                               $    18,837         $    22,811        $    33,460
                                             ===========         ===========        ===========



SHARES
  Weighted average number of
  common shares outstanding (2)               24,949,000          24,806,000         24,666,000



  Dilutive effect of stock options and
  restricted stock proceeds as common
  stock equivalents computed under the
  treasury stock method using the
  average price during the period (2)            511,000             505,000            688,000
                                             -----------         -----------        -----------



WEIGHTED AVERAGE NUMBER OF SHARES
  outstanding as adjusted (1) (2)             25,460,000          25,311,000         25,354,000
                                             ===========         ===========        ===========




EARNINGS PER SHARE (1) (2)                   $      0.74         $      0.90        $      1.32
                                             ===========         ===========        ===========



(1)  These amounts agree with the related amounts in the Consolidated Statement of Income.
(2)  Adjusted for December 1, 1994, 2-for-1 stock split effected in the form of 100%
     stock dividend.


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